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                              CONSULTING AGREEMENT
                              --------------------


This agreement ("Agreement") is dated as of February 16, 2005 and is by and between Able Energy Inc. its subsidiaries, affiliates and assignees ("Able") and Timothy Harrington ("Harrington).

                                   WITNESSETH

WHEREAS, Able desires to retain Harrington as a consultant ("Consultant") for Able and Harrington wishes to serve as a Consultant for Able;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.      THE SERVICES

        It is hereby agreed that Harrington shall be retained by Able to provide business management services to Able, to assist Able in new business development and to assist Able in acquisitions, mergers and financings. The foregoing services of Harrington to Able shall be at the direction of the Board of Directors of Able during normal business hours and at such times as are mutually convenient for Harrington and Able. Harrington shall be available for a minimum of 8 hours of service per week which Harrington shall be required to provide to Able. Able acknowledges that Harrington shall only provide services to Able on a part time basis and that Harrington shall provide services to others, subject to the terms and conditions of this Agreement; however, no such other services shall be in conflict with or compete with the business of Able and its subsidiaries, affiliates and assigns. Harrington shall advise Able in writing any services he is providing to all other third parties during the term of this Agreement.

2.      COMPENSATION FOR THE SERVICES; TERM

        In consideration for the services rendered by Harrington to Able as Consultant, Able shall pay Harrington Fifty Thousand ($60,000.00) Dollars per year (the " Annual Compensation"), payable monthly in arrears, in twelve (12) equal monthly installments; without deductions for taxes, social security payments, health care benefits, payroll taxes, costs or offsets. It is agreed and understood that Harrington shall be an independent contractor of Able and that Harrington shall be solely responsible for all taxes, social security payments, payroll taxes, costs and other expenses allocable or attributable to his role as Consultant for Able, except as otherwise provided herein. This Agreement shall have a term ("Term") of two (2) years, commencing from the date of this Agreement and ending two (2) years thereafter, for a total compensation ("Total Compensation") of One Hundred Thousand ($120,000.00) dollars. The Total Compensation shall be the only

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        compensation to which Harrington is entitled from Able as and in his role as Consultant for Able, notwithstanding any financings, mergers, acquisitions, or other benefits Harrington may bring to Able, it being fully understood and agreed by the parties hereto that Harrington shall not be entitled to any commissions, equity participations or other benefits from fulfilling his role as Consultant for Able, unless otherwise agreed to by Able and Harrington.

        Able shall reimburse Harrington for all expenses incurred by him in the performance of his duties hereunder provided; however, that for all expenses over and above $200 in the aggregate during any thirty day period he shall obtain prior written consent from Able's President, CFO or COO. Harrington shall provide receipts or other written evidence of all such expenses to Able at the time of request for reimbursement. All of such expenses shall be reimbursed to Harrington within 30 days of the submission to Able of a written request therefore, together with written evidence of such expenses.

        During the Term of this Agreement, Able shall provide Harrington and his immediate family with medical, health and hospitalization insurance comparable to the benefits provided to him during his former term of employment with Able. Harrington shall reimburse Able for 50% of the actual cost of such insurance to Able.

        In addition to the compensation stated above, Harrington shall receive options to purchase 100,000 shares of Able common stock pursuant to Able's stock option plan. The exercise price of such options shall be the market price on the date of grant as specified by the Board of Directors and such options shall have a term of five years. All of such options and the common stock issuable thereunder shall be registered pursuant to Form S-8.

        Able shall assign title and ownership of the automobile currently used by Harrington to Harrington upon the expiration of the purchase lease agreement for the automobile. In the event Able shall be required to make payments for more than six months from the date hereof with respect to such automobile, Harrington shall reimburse Able for all of such amounts.

3.      REPORTS; DUTIES; RESPONSIBILITIES

        At the request and direction of the Board of Directors of Able, it is understood and agreed that Harrington shall supply the Board of Directors of Able with a report of Harrington's actions and activities as Consultant, detailing the nature and extent of such actions and activities, the results thereof and anything else done in connection with the fulfillment of his activities and obligations as Consultant on behalf of Able. It is clearly understood and agreed that all business opportunities which Harrington obtains in connection with his duties and obligations as Consultant shall belong solely to Able and Harrington shall not retain any business opportunity for himself.

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4.      INDEPENDENT CONTRACTOR STATUS

        Harrington is not an employee or partner of Able for any purpose whatsoever, but is acting as an independent contractor. As such, neither party has the authority to bind the other, nor make any unauthorized representations on the behalf of the other. Harrington does not have the right or authority to create a contract or obligation, either express or implied, on behalf of, in the name of or binding upon Able; including, without limitation, to pledge Able's credit, or to extend credit in Able's name, unless otherwise agreed to with the express written consent of Able. Harrington shall have no right to commit Able or any of its affiliates or subsidiaries in any manner whatsoever, without the express written consent of Able.

5.      SERVICES TO OTHERS

        Harrington shall have the right to engage in other business activities, provided such services and activities are not provided to a competitor of Able. Harrington shall be prohibited from engaging in the home heating oil business in any manner including but not limited to the methodology utilized by PriceEnergy.Com as well as all other business of Ablein the United States for a period of five (5) years from the beginning of the Term.

6.      INDEMNIFICATION

        Harrington hereby agrees to indemnify Able, and each of its officers, directors, employees, legal representatives and assigns (collectively, "Indemnitees") and hold each of them harmless from and against any and all acts, statements, omissions, or decisions made by him as Consultant or otherwise. This indemnity and hold harmless obligation shall include expenses and fees, including reasonable attorneys fees, incurred by any Indemnitee in connection with the defense of any act, suit or proceeding arising out of the foregoing.

        Able will protect, indemnify and hold harmless Harrington against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Harrington's duties hereunder, except as such may arise from the grossly negligent or intentional acts of Harrington. This indemnity and hold harmless obligation shall include expenses and fees, including reasonable attorneys fees, incurred by Harrington in connection with the defense of any act, suit or proceeding arising out of the foregoing. However, it is understood and agreed that Able shall have the absolute right to utilize its attorneys for the protection and defense of Harrington.

7. ASSIGNMENT. The rights and obligations of the parties hereunder cannot be assigned delegated to any third party without the written consent of the other party hereto.

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8.      TERMINATION. In the event Harrington shall be convicted of or plead guilty to a crime constituting a felony, Able shall have the right to terminate this agreement. Upon any such termination, Harrington shall retain all rights to the stock options and automobile provided for in
        Section 2 hereof and shall be paid all compensation and expense reimbursement though the date of termination.

9. LEGAL REPRESENTATION. Able and Harrington each acknowledge that they have each received the benefit of independent legal counsel in connection with the negotiation and execution of this Agreement.

10. ARBITRATION. Any controversy or claim arising out of or relating to any interpretation, breach or dispute concerning any of the terms or provisions of this Agreement, which disagreement is not settled within thirty days after it arises, shall be settled by binding arbitration in New York City, New York in accordance with the laws of the State of New York and under the rules then obtaining of the American Arbitration Association and judgment upon the award rendered in said arbitration shall be final and may be entered in any court of the State of New York having jurisdiction thereof. Any party hereto may apply for such arbitration.

11. CONFIDENTIALLY. This entire Agreement, including the terms of this Agreement, shall remain confidential in its entirety and will not be disclosed to anyone without first receiving written consent to do so, unless required to do so by the Securities Act of 1934 and 1933, as amended. This is a material part of this Agreement.

12. COMPLIANCE WITH LAW. During the Term, Harrington shall comply with all laws and regulations applicable to consultants in the conduct of Able's business and performance of its obligations hereunder.

13. NO ORAL CHANGE: WAIVER. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by writing signed by the party against whom enforcement of any waiver is sought.

14. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof, or any other provision or provisions hereof, or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same agreement.

                       THIS SPACE LEFT INTENTIONALLY BLANK

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16.     ENTIRETY

        This instrument sets forth the entire agreement between Harrington and Able. No promise, representation or inducement, except as herein set forth, has been made by either party to this Agreement. Should any provision of this Agreement be void or unenforceable, the rest of this Agreement shall remain in full force. This Agreement may not be cancelled, altered, or amended except in writing.


        ABLE ENERGY, INC.

        BY: /s/ Christopher Westad
           --------------------------------
        TITLE: Chief Financial Officer


        /s/ Timothy Harrington
        -----------------------------------
        TIMOTHY HARRINGTON